# Proposed new Board members

## Rohan Haldea



**Born:** 1978
**Nationality:** British

**Experience:** Rohan Haldea is a Partner in the Tech & Telco team Apax. He joined Apax Partners in 2007 and is based in London. Prior to joining Apax, he was an Associate at Bain Capital in their North American private equity division in New York, where he specialised in evaluating and executing transactions in their industrial, distribution and retail sectors. Haldea has also worked as a consultant at McKinsey in India.

**Education:** MBA from Harvard Business School and a Bachelor of Technology in Manufacturing Sciences and Engineering from the Indian Institute of Technology, New Delhi.

**Independence:** non-executive, independent of the company and non-independent of a significant shareholder

# Salim Nathoo



**Born:** 1971
**Nationality:** British

**Experience:** Salim Nathoo is a Partner in the Tech & Telco team at Apax Partners and is based in London. He joined Apax Partners in 1999 and specialises in the Tech and Telecom space. Prior to joining Apax, Salim Nathoo was a consultant at McKinsey where he specialised in advising clients in the telecom sector.

**Education:** MBA from INSEAD and an MA in Mathematics from the University of Cambridge.

**Independence:** non-executive, independent of the company and non-independent of a significant shareholder

# Leif Teksum



**Born:** 1952
**Nationality:** Norwegian

**Experience**: Leif Teksum is a partner at Vest Corporate Advisors. He has extensive banking experience in specialist functions as well as Group Management in DNB over 23 years. In addition, he has gained international experience while being responsible for all of DNB's business outside Norway and has gained industry knowledge within the Shipping, Oil & gas, Seafood, Manufacturing, Real Estate and Service sectors. Leif Teksum is Board member and Chairperson in a large number of corporations such as Yara International ASA (Chairman).

**Education**: Master in Economics, Norwegian School of Economics, Bergen.

**Independence:** non-executive, independent of the company and its significant shareholders

CVs of the current Board members are available at www.tieto.com/investors